As filed with the Securities and Exchange Commission on April 4, 2016

Registration No. 333-75730

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8 REGISTRATION STATEMENT NO. 333-75730

UNDER

THE SECURITIES ACT OF 1933

NATIONAL PENN BANCSHARES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	23-2215075
(State or other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

c/o BB&T Corporation

200 West Second Street

Winston-Salem, North Carolina 27101

(336) 733-2000

(Address, including ZIP Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

National Penn Bancshares, Inc. Capital Accumulation Plan

(Full Title of the Plan)

Robert J. Johnson, Jr., Esq.

Senior Executive Vice President, General Counsel,

Secretary and Chief Corporate Governance Officer

BB&T Corporation

200 West Second Street

Winston-Salem, North Carolina 27101

(336) 733-2000

(Name, Address, including ZIP Code, and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement filed by National Penn Bancshares, Inc., a Pennsylvania corporation (“National Penn”), on Form S-8 (the “Registration Statement”):

•	Registration Statement No. 333-75730, originally filed with the Securities and Exchange Commission (the “SEC”) on December 21, 2001, which registered the offer and sale of 500,000 shares of National Penn’s common stock and associated stock purchase rights issuable pursuant to the National Penn Bancshares, Inc. Capital Accumulation Plan, as amended on January 7, 2002.

National Penn is filing this Post-Effective Amendment to the Registration Statement to withdraw and remove any unissued and unsold securities issuable by National Penn pursuant to the above-referenced Registration Statement.

On April 1, 2016, pursuant to the Agreement and Plan of Merger, dated as of August 17, 2015 (the “Agreement”), by and between BB&T Corporation, a North Carolina corporation (“BB&T”), and National Penn, National Penn merged with and into BB&T, with BB&T continuing as the surviving corporation.

As a result of the consummation of the transactions contemplated by the Agreement, National Penn has terminated all offerings of its securities pursuant to the above-referenced Registration Statement. In accordance with an undertaking made by National Penn in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, National Penn hereby removes and withdraws from registration all such securities of National Penn registered under the Registration Statement that remain unsold as of the date this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on April 4, 2016. No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.

BB&T CORPORATION as successor by merger to National Penn Bancshares, Inc.

By:	/s/ Daryl N. Bible
	Name:	Daryl N. Bible
	Title:	Senior Executive Vice President and Chief Financial Officer